Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

February 23, 2009

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549

Re:	Digital Yearbook, Inc
Amendment No. 1 to Form 8-K
File No.: 333-146476

To the Securities and Exchange Commission:

Please be advised that we have been presented with a copy of Amendment No. 1 to Form 8-K (File No.: 333-146476) of Digital Yearbook, Inc. (the “Company”) and have reviewed the same. We agree with the statements made by the Company in the Amendment No. 1.

We consent to the filing of this letter as Exhibit 16.1 to the Amendment No. 1.
Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada

6490 West Desert Inn Rd, LAS VEGAS, NEVADA 89146 (702) 253-7499Fax: (702)253-7501